Exhibit 3.1.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

UNIGENE LABORATORIES, INC.

****************

UNIGENE LABORATORIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Unigene Laboratories, Inc., at a meeting duly held, recorded in the Minutes of the Board, duly adopted resolutions setting forth a proposed Amendment to the Certificate of Incorporation of said Corporation, declaring said Amendment to be advisable and calling a meeting of the stockholders of said Corporation for Consideration thereof. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is one hundred thirty-five million (135,000,000), having a par value of $.01 per share. All such shares are of one class and are common stock.”

SECOND: That thereafter, pursuant to resolutions of its Board of Directors, an annual meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Unigene Laboratories, Inc. has caused this Certificate to be signed by Warren P. Levy, its President, and attested by Ronald S. Levy, its Secretary, this 15th day of June, 2006.

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Warren P. Levy, President

ATTEST:

/s/ Ronald S. Levy
Ronald S. Levy, Secretary